Exhibit 99.1

Eagle Pharmaceuticals and the National Institutes of Health (NIH/NIDA) Enter into Agreement to Explore Use of Ryanodex in MDMA (Ecstasy) and Methamphetamine Intoxication

WOODCLIFF LAKE, N.J. —March 28, 2016 — Eagle Pharmaceuticals, Inc. (NASDAQ: EGRX) (“Eagle” or the “Company”) today announced that it has entered into an agreement with the National Institutes of Health (“NIH”)/National Institute on Drug Abuse (“NIDA”)  to explore the use of Ryanodex® in the treatment of  hyperthermia related to MDMA (“Ecstasy”) and Methamphetamine intoxication, which is a life-threatening condition mostly affecting adolescents and young adults. The preclinical  studies will be conducted by NIDA beginning in the summer of 2016 utilizing a well-characterized animal model. Initial results of the focused studies are anticipated in late 2016 or early 2017.

“We are very pleased to be working alongside the NIH to explore the potential of Ryanodex to reduce elevated body and brain temperature resulting from the use of Ecstasy and Methamphetamine. Results of our recently completed clinical study of Ryanodex for Exertional Heat Stroke indicated that patients receiving Ryanodex in addition to standard of care (SOC) — which is currently limited to body cooling and supportive measures — experienced an incremental therapeutic benefit over patients receiving SOC only,” said Scott Tarriff, President and Chief Executive Officer of Eagle Pharmaceuticals.

“We believe that Ryanodex has the potential to provide benefit to patients experiencing pathological thermal dysregulation associated with the use of Ecstasy and Methamphetamine,” stated Adrian Hepner, Executive Vice President and Chief Medical Officer. “We anticipate that having positive outcomes from our preclinical studies would enable us to meet with FDA and potentially lead to a rapid transition into pivotal clinical trials. Clinical studies in emergency settings are of relatively short duration due to the nature of the disorder and the known distribution of cases of ecstasy and methamphetamine intoxication, commonly associated with large holiday celebrations.”

“The development of Ryanodex for body and brain hyperthermia associated with intoxication from illicit psychostimulant drugs in a preclinical model in collaboration with NIDA experts, will be an important step forward in addressing the serious consequences of this condition,” added Hepner.

Brain hyperthermia is one of the leading causes of severe morbidity and death in MDMA (“Ecstasy”) and Methamphetamine intoxication. In 2011, the last year for which data is available, 125,000 emergency room visits were related to Ecstasy and Methamphetamine use. Methamphetamines are the fourth most reported illicit drug in emergency room visits following cocaine, marijuana, and heroin. And, according to the Drug Abuse Warning Network (“DAWN”), the number of emergency room visits involving Ecstasy among patients younger than 21 increased 128 percent between 2005 and 2011.

MDMA (“Ecstasy”)

3,4-methylenedioxy-methamphetamine (MDMA), commonly known as “Ecstasy” or “Molly”, is an illicit, synthetic drug that alters a user’s mood and perception. MDMA increases the activity of three brain chemicals: dopamine, norepinephrine and serotonin. It is chemically similar to both stimulants and hallucinogens, producing feelings of increased energy, pleasure, emotional warmth, and distorted sensory and time perception.  MDMA can also affect the body’s ability to regulate temperature, leading to a spike in brain and overall body temperature that can result in liver, kidney, or heart failure and even death.

MDMA is a Schedule I drug under the Controlled Substances Act. Schedule I drugs have a high potential for abuse, no currently accepted medical use in treatment in the United States, and a lack of accepted safety for use under medical supervision.

Methamphetamine

Methamphetamine, also known as “meth”, “crystal”, “chalk”, and “ice”, is an extremely addictive stimulant drug that is chemically similar to amphetamine. It takes the form of a white, odorless, bitter-tasting crystalline powder.  Methamphetamine increases the amount of dopamine in the brain. Dopamine is involved in reward, motivation, the experience of pleasure, and motor function. Methamphetamine’s ability to release dopamine rapidly in reward regions of the brain produces the euphoric “rush” or “flash” that many users experience. Repeated methamphetamine use can easily lead to addiction. The consequences of methamphetamine abuse can cause memory loss, aggression, psychotic behavior, damage to the cardiovascular system, malnutrition, and severe dental problems. Methamphetamine abuse has also been shown to contribute to increased transmission of infectious diseases, such as hepatitis and HIV/AIDS.

Methamphetamine is classified as a Schedule II drug, available only through a prescription that cannot be refilled.  According to data from the 2012 National Survey on Drug Use and Health (NSDUH), over 12 million people, 4.7 percent of the population, have tried methamphetamine at least once. Methamphetamines are known to cause hyperthermia which can contribute to Meth-induced neurotoxicity and mortality.

About NIDA

The National Institute on Drug Abuse (NIDA) at the National Institutes of Health (NIH) supports most of the world’s research on drug abuse and addiction. Its mission is to advance science on the causes and consequences of drug use and addiction and to apply that knowledge to improve individual and public health. Additional information can be found at www.drugabuse.gov.

Scott Tarriff, President and Chief Executive Officer, Adrian Hepner, Executive Vice President and Chief Medical Officer, and other key management, will provide a general business update focusing on the recently released Exertional Heat Stroke data and the agreement with the NIH as follows:

Date	Thursday, March 31, 2016

Time	8:30AM EST

Toll free (U.S.)	877-876-9176

International	785-424-1667

Webcast (live and replay)	www.eagleus.com, under the “Investor Relations” section

A replay of the conference call will be available for one week after the call’s completion by dialing 800-688-9445 (US) or 402-220-1371 (International) and entering conference call ID EGRX0331. The webcast will be archived for one week at the aforementioned URL.

About Eagle Pharmaceuticals, Inc.

Eagle is a specialty pharmaceutical company focused on developing and commercializing injectable products that address the shortcomings, as identified by physicians, pharmacists and other stakeholders, of existing commercially successful injectable products. Eagle’s strategy is to utilize the FDA’s 505(b)(2) regulatory pathway. Additional information is available on the company’s website at www.eagleus.com.

Forward-Looking Statements

This press release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, as amended and other securities laws. Forward-looking statements are statements that are not historical facts. Words such as “will,” “may,” “intends,” “anticipate(s),” “plan,” “enables,” “potentially,” “entitles,” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding future events including, but not limited to: timing of clinical studies and preclinical studies; results of clinical studies and preclinical studies; the utility of Ryanodex® in the treatment of  hyperthermia related to MDMA (“Ecstasy”), Methamphetamine intoxication or exertional heat stroke (EHS); difficulties or delays in manufacturing; the enforceability or defense of intellectual property rights by or against third parties; the availability and pricing of third party sourced products and materials, and products licensed to third-parties for promotion and distribution; the establishment of a commercial market for

Ryanodex® for hyperthermia related to MDMA or Methamphetamine intoxication or for EHS; successful compliance with FDA and other governmental regulations applicable to manufacturing facilities, products and/or businesses; and other factors that are discussed in Eagle’s Annual Report on Form 10-K for the year ended December 31, 2015, and its other filings with the U.S. Securities and Exchange Commission. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond Eagle’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Such risks include, but are not limited to risks described in Eagle’s filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and we do not undertake any obligation to revise and disseminate forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of or non-occurrence of any events.

Investor Relations for Eagle Pharmaceuticals, Inc.:

Lisa M. Wilson

In-Site Communications, Inc.

T: 212-452-2793

E: lwilson@insitecony.com

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